Exhibit 99.1 - Press Release Announcing the Election of Stephen V. Murphy to The Board of Directors of The
First of Long Island Corporation and The First National Bank of Long Island

[THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

July 25, 2005	For More Information Contact: Mark D. Curtis, Senior Vice President and Treasurer (516) 671-4900, Ext. 556

Glen Head, New York, July 25, 2005 - The First of Long Island Corporation has announced that Stephen V. Murphy has been elected in accordance with the Corporation’s bylaws to serve as a Class II director until the 2006 annual meeting of stockholders. Mr. Murphy has also been elected to serve as a director of the Corporation’s wholly-owned subsidiary, The First National Bank of Long Island.

Mr. Murphy is President of S.V. Murphy & Co., Inc., an investment banking firm providing strategic financial advisory services. His past experience includes Merrill Lynch Capital Markets, where he was a Managing Director in the Investment Banking Department in charge of the Financial Institution’s Mergers and Acquisitions Group. Prior to that he was with The First Boston Corporation as a Managing Director in the Corporate Finance Department in charge of the Commercial Banking Group for Financing and Strategic Services.

Mr. Murphy graduated from Georgetown University in 1967 where he received a Bachelor of Science degree in Business Administration with a major in management. In 1968, he graduated from Columbia University’s Graduate School of Business with an MBA in Finance.

Mr. Murphy and his wife live in Oyster Bay and have two grown sons.